Exhibit 99.1

Exponent Reports Second Quarter 2005 Financial Results

MENLO PARK, Calif., July 18, 2005 - Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the second quarter and six months ended July 1, 2005.

For the second quarter of 2005, revenues were $39,850,000, as compared to $39,643,000 reported in the same period of 2004. Revenues before reimbursements increased 3% to $36,674,000, as compared to $35,574,000 in the same period of 2004. Net income increased 21% to $4,094,000, or $0.47 per diluted share, as compared to $3,380,000, or $0.40 per diluted share, reported in the same period of 2004.

For the first half of 2005, revenues were $79,046,000, as compared to $78,409,000 reported in the same period of 2004. Revenues before reimbursements increased 3% to $73,603,000, as compared to $71,499,000 in the same period of 2004. Net income increased 15% to $7,961,000, or $0.92 per diluted share, as compared to $6,901,000, or $0.82 per diluted share, reported in the same period of 2004.

“In the second quarter, we continued to make important investments in strategic areas of our business which we believe will deliver long-term growth,” commented President and CEO, Michael R. Gaulke. “While we are investing in our future, we remained keenly focused on improving our operating model and expanding margins in the quarter. We are pleased to report strong profitability and growth in some of our key practice areas in the second quarter.

“We are particularly satisfied with the progress made in our strategic areas of focus, including health science consulting, construction consulting, and design consulting. In health science consulting we have been successful in assisting global companies with their product registrations in Europe and have recently completed key hires, which we expect to expand our capabilities to serve the pharmaceutical industry. In construction consulting, we are expanding our services to include assisting clients during project initiation, as well as throughout the project life cycle to achieve early resolution of issues that arise with large capital projects. In design consulting, we opened an office in China to assist long-standing U.S. clients during the development and production processes, address technical issues, and to improve reliability of components and products manufactured in China.

“In defense technology development we continued to work on an important project for the U.S. Navy and are working to build additional backlog of projects for other clients within the Department of Defense. We recently signed a contract to deliver 330 robots in the third quarter to the U.S. Army’s Rapid Equipping Force and were extended on our support activities in Iraq and Afghanistan through March 2006. Although revenues in the second quarter from defense technology development were down by approximately $2.7 million compared to the same quarter last year, and revenues before reimbursements were down $1.4 million, we are pleased to have expanded our client base to include the U.S. Navy. This increase in diversity of projects and clients puts us in a stronger position today and we continue to believe that defense technology development is a key long-term growth area for Exponent.

“In summary, we are expanding our business and positioning Exponent for long-term growth. In the coming quarters, we will remain focused on hiring strategically across our business and improving utilization in selected business areas. We believe that, over time, this will yield stronger revenue growth and we remain optimistic about our long-term business prospects,” concluded Mr. Gaulke.

Earnings Call Information

Exponent will host a conference call discussing the Company’s second quarter 2005 results today, Monday, July 18, 2005, starting at 4:30 p.m. Eastern Daylight Time/1:30 p.m. Pacific Daylight Time. A live webcast of the call will be available on the Investor Relations section of the Company’s web site at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing 800-642-1687 and entering the reservation #7626175.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent’s multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 70 technical disciplines to address complicated issues facing industry and government today. The firm’s consultants analyze failures and accidents to determine their causes and provide answers to help prevent such problems. In addition, Exponent evaluates human health and environmental concerns to find cost-effective solutions.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the effects of competitive services and pricing, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Factors That May Affect Future Operating Results and Market Price of Stock” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

TABLES TO FOLLOW

###

EXPONENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarters Ended July 1, 2005 and July 2, 2004

(in thousands, except per share data)

	Quarters Ended		Six Months Ended
	July 1, 2005	July 2, 2004	July 1, 2005	July 2, 2004
Revenues
Revenues before reimbursements	$36,674	$35,574	$73,603	$71,499
Reimbursements	3,176	4,069	5,443	6,910

Revenues	39,850	39,643	79,046	78,409

Operating expenses
Compensation and related expenses	23,642	23,381	47,523	46,318
Other operating expenses	4,600	4,386	9,264	9,227
Reimbursable expenses	3,176	4,069	5,443	6,910
General and administrative expenses	2,161	2,328	4,490	4,668

	33,579	34,164	66,720	67,123

Operating income	6,271	5,479	12,326	11,286

Other income
Interest income, net	274	96	508	189
Miscellaneous income, net	232	150	346	221

	506	246	854	410

Income before income taxes	6,777	5,725	13,180	11,696

Income taxes	2,683	2,345	5,219	4,795

Net income	$4,094	$3,380	$7,961	$6,901

Net income per share:
Basic	$0.51	$0.45	$0.99	$0.93
Diluted	$0.47	$0.40	$0.92	$0.82

Shares used in per share computations:
Basic	8,080	7,562	8,052	7,444
Diluted	8,719	8,497	8,698	8,399

EXPONENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

July 1, 2005 and December 31, 2004

(in thousands)

	July 1, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$6,884	$4,680
Short-term investments	54,101	55,366
Accounts receivable, net	47,093	38,586
Prepaid expenses and other assets	2,658	2,674
Deferred income taxes	2,509	2,205

Total current assets	113,245	103,511

Property, equipment and leasehold improvements, net	30,362	30,211
Goodwill	8,607	8,607
Other assets	4,738	1,803

	$156,952	$144,132

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$7,145	$4,330
Accrued payroll and employee benefits	17,720	18,528
Deferred revenues	2,693	1,681

Total current liabilities	27,558	24,539

Other liabilities	3,131	1,484
Deferred rent	1,134	1,087

Total liabilities	31,823	27,110

Stockholders’ equity:
Common stock	8	8
Additional paid-in capital	45,681	42,282
Deferred stock-based compensation	(2,281)	(907)
Accumulated other comprehensive (loss) income	(55)	114
Retained earnings	82,587	75,525
Treasury shares, at cost	(811)	—

Total stockholders’ equity	125,129	117,022

	$156,952	$144,132